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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  THREE MONTHS
                                                                                     ENDED
                                                                                 MARCH 31, 1997
                                                                                 --------------
Earnings:
  Net loss.....................................................................     $ (4,380)
     Add:
       Equity in loss of Globalstar, L.P.......................................        4,380
       Interest expense........................................................        5,300
                                                                                    --------
Earnings available to cover fixed charges(1)...................................     $  5,300
                                                                                    ========
Fixed charges -- interest expense..............................................     $  5,300
                                                                                    ========
Ratio of earnings to fixed charges.............................................           1x
                                                                                    ========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                                                      CUMULATIVE
                                                                                    MARCH 23, 1994
                                                                 THREE MONTHS      (COMMENCEMENT OF
                                                                    ENDED           OPERATIONS) TO
                                                                MARCH 31, 1997      MARCH 31, 1997
                                                                --------------     ----------------
Net loss......................................................     $(15,287)          $ (164,414)
Dividends on and related increase in Redeemable Preferred
  Partnership Interests.......................................       (5,301)             (22,624)
                                                                   --------           ----------
Deficiency of earnings to cover fixed charges.................     $(20,588)          $ (187,038)
                                                                   ========           ==========

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